Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

KEYCORP ANNOUNCES RETIREMENT OF VICE CHAIR

AND CHIEF ADMINISTRATIVE OFFICER

Vice Chair and CAO Thomas C. Stevens to Retire June 2013

CLEVELAND, October 25, 2012 – KeyCorp (NYSE: KEY) today announced that Thomas C. Stevens, Vice Chair and Chief Administrative Officer, 63, will retire effective June 30, 2013. He will continue to serve as a Director of KeyCorp until the Corporation’s 2013 annual meeting, when his current term as Director will expire.

During the next several months, Stevens will work with Beth Mooney, KeyCorp’s Chairman and Chief Executive Officer, to transition his leadership responsibilities to other members of KeyCorp’s executive management team consistent with the organization’s ongoing succession planning process for senior leadership.

Mooney stated that, “All of us at Key extend our appreciation to Tom for his many years of outstanding service. Tom has demonstrated a tireless commitment to Key and countless boards and civic associations in our community.”

Alexander Cutler, KeyCorp’s Lead Director, said, “Tom has a deep and longstanding knowledge of Key, the financial services industry and Key’s businesses. He has been a valued member of the Board of Directors and we want to thank him for his many years of service and wish him well as he nears retirement.”

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Lammers, 216.689.3133, kelly_l_lammers@keybank.com

Media: David Reavis, 216.471.2886, david_reavis@keybank.com

About KeyCorp

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $87 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses in 14 states under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com. KeyBank is Member FDIC.

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lines of business, visit our Media Newsroom at Key.com/newsroom.